Ex\hibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2013 with respect to the consolidated financial statements included in the Annual Report of Lakeland Bancorp, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-192584, effective November 27, 2013; and File No. 333-184301, effective October 5, 2012) and on Forms S-8 (File No. 333-189059, effective June 3, 2013; File No. 333-159664, effective June 2, 2009; File No. 333-125616, effective June 8, 2005; and File No. 333-34296, effective April 7, 2000).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 28, 2014